Exhibit 99.2

NYSE: WMB
Date:      Nov. 6, 2008
Williams Exploring Changes in Company Structure to Enhance Shareholder Value
          TULSA, Okla. — Williams (NYSE: WMB) announced today that its management and board of directors are evaluating a variety of structural changes in the company to enhance shareholder value. The company expects to announce a specific direction in the first quarter next year. Among the potential changes is the separation of one or more of the company’s principal business units. Williams’ businesses span natural gas exploration and production; gathering and processing; and interstate transportation.
          The macroeconomic environment, credit markets and energy prices, among other things, are factors Williams will consider as part of the evaluation. The company noted that there can be no assurance as to the timing or that the evaluation announced today will result in any changes to the company’s current structure.
          With any changes in company structure, Williams’ intention is to maintain its strong credit profile, which has the advantage of reducing risk and increasing the company’s flexibility to successfully compete and seize value-creating opportunities.
          “While Williams’ operating results and liquidity continue to be strong and we’ve created significant value for shareholders, including a 128 percent three-year return through 2007, the market is not recognizing the value of the company. We believe we can do more to deliver value in the future,” said Steve Malcolm, chairman, president and chief executive officer.
          “Williams has a century-long history of successfully reshaping and reinventing itself to create the most value. We have continued to increase the value-creating capacity of our businesses by seizing the abundant organic growth opportunities we have in key producing areas. Williams also has taken numerous other actions that have optimized our asset portfolio and further accelerated value creation,” Malcolm said. “We are action-oriented and the evaluation we are announcing today is the next step in our ongoing strategic process.”
          The company regularly evaluates opportunities to enhance its competitive position and shareholder value in the context of a variety of commodity, business and market environments.
          In the last few years, in addition to delivering strong performance in its core businesses, Williams has executed a variety of strategies that have enhanced shareholder value. Those actions include:
•	Forming two publicly traded master limited partnerships;

•	Expanding the midstream-focused master limited partnership through the contribution of additional high-quality assets;

•	Divesting its power business; and

•	Completing a $1 billion stock repurchase program.
          The company also took actions to strengthen its credit profile and, as a result, earned an investment-grade credit rating.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Travis Campbell
Williams (investor relations)
(918) 573-2944
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s reports filed with the Securities and Exchange Commission.